Exhibit 99.1

CONTACT: David W. Gryska, COO, 831-241-6450 or david.gryska@myrexis.com

Myrexis Announces Death of Chief Executive Officer Richard B. Brewer,

Trailblazing Biotechnology Industry Veteran and Patient Advocate

SALT LAKE CITY AND MONTEREY, Calif., August 15, 2012 — Myrexis, Inc. (Nasdaq: MYRX) announced today that Richard B. Brewer, 61, its Chief Executive Officer and Board member, has died after a long battle with multiple myeloma, a type of blood cancer.

“Dick was a one-of-a-kind trailblazer and visionary who made an indelible mark on the biotech industry and on the lives of the many colleagues he inspired and influenced, family and friends he loved and enjoyed, and patients who benefited from his risk-taking work and advocacy,” said David W. Gryska, Chief Operating Officer of Myrexis and long-time colleague of Brewer.

“Dick was not only a fearless, dedicated and passionate biopharmaceutical executive for over 35 years who helped bring to market several important medicines that have saved, improved and extended the lives of many. He was also a patient himself who survived multiple myeloma almost twice as long as the average life expectancy for the disease, trying experimental and aggressive therapeutic regimens that could help guide many others in the future.”

Brewer joined Myrexis in May 2012 after nearly 35 years in the biotech and pharmaceutical industries guiding development and commercialization of such breakthrough drugs as human growth hormone for children’s growth disorders; the first new drug in 30 years for cystic fibrosis; the first new drug in over a decade for heart failure; pioneering clot-busting drugs for heart attacks and strokes; and other first-in-class drugs and devices for cancer and heart disease.

Gryska will become Myrexis’ acting CEO until the company communicates its succession plans in the coming weeks.

About Myrexis, Inc.

Myrexis, Inc. is a biopharmaceutical company headquartered in Salt Lake City, Utah, focused on identifying, evaluating and acquiring commercial-stage biopharmaceutical assets. Myrexis’ goal is to build a commercial-stage biopharmaceutical company by acquiring one or more life sciences assets and optimizing their performance and profitability.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on the Board and incoming management’s current expectations and include statements regarding the Company’s intention to announce its CEO succession plans in the coming weeks. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including uncertainties as to how quickly the Company will be able to finalize its succession plans for the CEO position. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

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